Exhibit 99.2

Berenson Acquisition Corp. I Announces Closing of $250 Million Initial Public Offering

NEW YORK CITY, NY, September 30, 2021 – Berenson Acquisition Corp. I (the “Company”) today announced that it closed its initial public offering of 25,000,000 units. The offering was priced at $10.00 per unit, generating total gross proceeds of $250,000,000.

The units are listed on the New York Stock Exchange and trade under the ticker symbol “BACA.U.” Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the New York Stock Exchange under the symbols “BACA” and “BACA WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location, although it intends to focus on businesses operating in the software and technology-enabled services industry with a total enterprise value in excess of $1 billion. Navigation Capital Partners, Inc. is a member of the Company’s sponsor group.

BofA Securities and Wells Fargo Securities, LLC acted as joint bookrunners of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 27, 2021. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained by contacting from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or e-mail dg.prospectus_requests@bofa.com and Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com. Copies of the registration statement can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Berenson Acquisition Corp. I

Josh Woodbridge

ir@berensonacquisitioncorp.com

http://www.berensonacquisitioncorp.com/

Media Contact:

Prosek Partners

Forrest Gitlin

FGitlin@prosek.com